Exhibit 99.1

Letterhead of Maxygen, Inc.

MAXYGEN REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Redwood City, Calif., April 26, 2005 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the first quarter ended March 31, 2005.

Maxygen reported income applicable to common stockholders of $7.7 million or $0.22 per share for the quarter ended March 31, 2005, as compared to a loss applicable to common stockholders of $10.1 million or $0.29 per share for the comparable period in 2004. Income applicable to common stockholders in the first quarter of 2005 includes a one-time adjustment of $16.6 million resulting from the cumulative effect of an accounting change recorded by the Company as a result of the change to equity accounting for its investment in Codexis. For the quarter ended March 31, 2005 Maxygen reported a loss from continuing operations of $8.7 million, or $0.25 per share, compared to a loss of $8.3 million or $0.24 per share in 2004.

In prior periods, the Company fully consolidated the operating results of Codexis. In connection with such consolidation, the Company recorded minority interest in the consolidated financial statements to reflect the ownership interest of the other stockholders. During the first quarter of 2005, Maxygen’s voting rights in Codexis fell below 50%. As a result, as of February 28, 2005, Maxygen will no longer consolidate 100% of the Codexis operating results but will record its investment in Codexis on an equity accounting basis.

In its consolidated statements, Maxygen had recorded losses of Codexis in excess of its investment basis. To reflect Maxygen’s investment basis in Codexis at zero, the Company has recorded a one time positive adjustment of $16.6 million in the three-month period ending March 31, 2005.

Revenue in the first quarter of 2005 was $5.5 million compared to $4.9 million for the same period in 2004. The increase in revenue is primarily attributable to the achievement of a significant milestone in the Company’s collaboration with Roche in the first quarter of 2005, partially offset by the completion of the research and development funding periods of several collaborations and that financial results of Codexis are shown in the Company’s financial statements under the equity accounting method after February 28, 2005. Expenses relating to research and development increased slightly in the first quarter of 2005 to $11.1 million from $10.8 million in the same period in 2004.

At March 31, 2005, cash, cash equivalents and marketable securities totaled $204.4 million. This amount does not include cash held by Maxygen’s subsidiary Codexis, which is no longer consolidated.

“We were pleased to announce the achievement of a significant milestone in our collaboration with Roche during the first quarter,” said Russell J. Howard, Chief Executive Officer of Maxygen. “Our alliance to develop an improved interferon alpha to treat hepatitis C virus infection is one of our key product development programs, and this milestone marks significant progress in the advancement of this program towards clinical development. Roche is on track to file an IND for this product candidate in 2006.”

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on the development of superior versions of validated major protein pharmaceuticals. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has strategic collaborations with leading companies including Roche, Aventis, and InterMune.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: our ability to develop an improved interferon alpha to treat hepatitis C virus infection; our ability to advance our interferon alpha product candidate into clinical development and Roche’s progress towards an IND filing for this product candidate in 2006. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or Roche; the inherent uncertainties of pharmaceutical drug development; the uncertain timing of therapeutic drug development; competitors producing superior products; and our future ability to maintain our research and commercialization collaborations. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2004, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.

Contact: Jeannine Medeiros, Investor & Public Relations, Maxygen, Inc. – tel. 650-298-5853

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Revenues:
Collaborative research and development revenue	$4,957	$4,416
Grant revenue	592	452

Total revenue	5,549	4,868

Expenses:
Research and development	11,082	10,819
General and administrative	3,769	2,777
Stock compensation expense	108	151

Total operating expenses	14,959	13,747

Loss from operations	(9,410)	(8,879)

Interest income and other (expense), net	672	574

Loss from continuing operations	(8,738)	(8,305)
Loss from discontinued operations	—	(1,543)
Cumulative effect of accounting change	16,616	—

Net income (loss)	$7,878	$(9,848)
Subsidiary preferred stock accretion	(167)	(250)

Income (loss) applicable to common stockholders	$7,711	$(10,098)

Basic and diluted earnings (loss) applicable per common share
Continuing operations	$(0.25)	$(0.24)
Discontinued operations	$—	$(0.04)
Cumulative effect of accounting change	$0.47	$—
Applicable to common stockholders	$0.22	$(0.29)

Shares used in computing basic and diluted earnings (loss) applicable per common share	35,658	34,941

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)	(Notes 1 and 2)
Cash, cash equivalents and marketable securities	$204,355	$232,893
Other current assets	8,602	8,781
Property and equipment, net	4,299	7,677
Goodwill and other intangibles, net	12,192	12,192
Other assets	390	1,562

Total assets	$229,838	$263,105

Current liabilities	$7,753	$16,080
Non-current deferred revenue	—	1,718
Long-term obligations	—	1,786
Minority Interest	—	32,180
Stockholders’ equity	222,085	211,341

Total liabilities and stockholders’ equity	$229,838	$263,105

Note 1: Derived from consolidated audited financial statements as of December 31, 2004.

Note 2: Cash, cash equivalents and marketable securities included $17.2 million attributed to Codexis.